Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-141964

Prospectus Supplement No. 1

(to Prospectus dated August 9, 2007)

3,442,798 Shares of Common Stock

The following information amends and supplements information contained in the prospectus dated August 9, 2007 filed as part of Registration Statement No. 333-141964 (the “Prospectus”), relating to the sale from time to time of up to 3,442,798 shares of our common stock, including shares of our common stock that are issuable upon the exercise of warrants. This prospectus supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information presented herein supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our common stock involves a high degree of risk. You should carefully consider the risks referenced under “Risk Factors” on page 4 of the Prospectus, as well as the other information contained or incorporated by reference in the Prospectus or any supplement thereto, before making a decision to invest in our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 1, 2010.

SELLING STOCKHOLDERS

Effective as of July 29, 2008, Baker Biotech Fund I, L.P., a named selling stockholder in the Prospectus, transferred the warrant held by them to 667, L.P. Accordingly, the warrant exercisable for shares of common stock previously held by Baker Biotech Fund I, L.P., is now owned of record by 667, L.P.

Effective January 23, 2009, Davidson Kempner Institutional Partners, L.P., Davidson Kempner International, Ltd., Davidson Kempner Partners, M.H. Davidson & Co., Serena Limited, Davidson Kempner Healthcare Fund LP and Davidson Kempner Healthcare International, Ltd., named selling stockholders in the Prospectus, transferred the warrants held by them to Warrant Strategies Fund LLC. Accordingly, the warrants exercisable for shares of common stock previously held by Davidson Kempner Institutional Partners, L.P., Davidson Kempner International, Ltd., Davidson Kempner Partners, M.H. Davidson & Co., Serena Limited, Davidson Kempner Healthcare Fund LP and Davidson Kempner Healthcare International, Ltd., are now owned of record by Warrant Strategies Fund LLC.

Effective as of June 25, 2009, RA Capital Biotech Fund, LP and RA Capital Biotech Fund II, LP, named selling stockholders in the Prospectus, transferred the warrants held by them to OTA LLC. Accordingly, the warrants exercisable for shares of common stock previously held by RA Capital Biotech Fund, LP and RA Capital Biotech Fund II, LP, are now owned of record by OTA LLC.

Effective as of July 28, 2010, Healthcor Offshore, Ltd., a named selling stockholder in the Prospectus, transferred the warrant held by it to OTA LLC. Accordingly, the warrant exercisable for shares of common stock previously held by Healthcor Offshore, Ltd., is now owned of record by OTA LLC.

Effective as of September 22, 2010, BioAsia Crossover Fund, LP, a named selling stockholder in the Prospectus, partially transferred the warrant held by it to OTA LLC. Accordingly, the warrant exercisable for shares of common stock previously held by BioAsia Crossover Fund, LP, is now partially owned of record by OTA LLC.

Effective as of September 22, 2010, Vivo Ventures Fund V, LP, a named selling stockholder in the Prospectus, partially transferred the warrant held by it to OTA LLC. Accordingly, the warrant exercisable for shares of common stock previously held by Vivo Ventures Fund V, LP, is now partially owned of record by OTA LLC.

Effective as of September 22, 2010, Vivo Ventures V Affiliates Fund, LP, a named selling stockholder in the Prospectus, partially transferred the warrant held by it to OTA LLC. Accordingly, the warrant exercisable for shares of common stock previously held by Vivo Ventures Fund V, LP, is now partially owned of record by OTA LLC.

We received this information from the selling stockholders. The following table amends the table of selling stockholders beginning on page 17 of the Prospectus in order to reflect the above transactions as if they occurred on August 9, 2007. Each selling stockholder identified below may have acquired, sold, transferred or otherwise disposed of all or a portion of its securities since the date on which it provided the information regarding the securities.

			Shares Beneficially Owned After Offering(1)
Name	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Number of Shares	% of Class
667, L.P.	16,518	16,518	—	—
Baker Biotech Fund I, L.P.	198,496	55,061	143,435	*
Warrant Strategies Fund LLC	39,725	39,725	—	—
Davidson Kempner Institutional Partners, L.P.	198,533	10,064	188,469	*
Davidson Kempner International, Ltd.	342,307	18,406	323,901	1.4
Davidson Kempner Partners	60,576	5,429	55,147	*
M.H. Davidson & Co.	18,266	927	17,339	*

			Shares Beneficially Owned After Offering(1)
Name	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Number of Shares	% of Class
Serena Limited	7,663	397	7,266	*
Davidson Kempner Healthcare Fund LP	744,572	42,373	702,199	3.0
Davidson Kempner Healthcare International Ltd.	789,799	54,820	734,979	3.2
OTA LLC	207,589	207,589	—	—
RA Capital Biotech Fund, LP	1,008,602	208,602	800,000	3.4
RA Capital Biotech Fund II, LP	10,263	3,263	7,000	*
Healthcor Offshore, Ltd.	2,625,297	317,797	2,307,500	9.9
BioAsia Crossover Fund, LP	64,008	20,613	43,395	*
Vivo Ventures Fund V, LP	593,097	203,729	389,368	1.7
Vivo Ventures V Affiliates Fund, LP * Less than 1%	6,961	2,391	4,570	*

(1)	The percentages of shares beneficially owned after the offering is based on 22,512,954 shares of our common stock outstanding as of July 31, 2007, plus 794,492 shares of common stock obtainable upon the exercise of outstanding warrants that are registered under the Prospectus.